UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

August 7, 2019

Date of Report (Date of earliest event reported)

Liberated Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55177	27-4715504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elvis Boulevard Chester, New York, 10918
(Address of principal executive offices)

Registrant’s telephone number, including area code: (845) 610-3817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 OTHER EVENTS.

ENTRY INTO A NON-BINDING LETTER OF INTENT.

On August 5, 2019, the Company entered into a non-binding indication of interest and term sheet with respect to a transaction whereby, as set forth below, Liberated Solutions, Inc., a Nevada corporation (“Liberated”), Greenfield Farms Food, Inc., a Nevada corporation (“Greenfield”) and NGEN Technologies USA Corp, a Texas corporation and currently a wholly owned subsidiary of Greenfield (“NGEN”) will undertake a transaction to combine the operations of NGEN and Liberated. Liberated, Greenfield and NGEN may be referred to herein collectively as the “Parties” and each individually as a “Party.” The Parties acknowledge and agree that the structure of the transactions contemplated herein may be modified by the Parties prior to the closing.

STRUCTURE.

Greenfield and NGEN shall unwind the NGEN-Greenfield Transaction, such that each of Greenfield and NGEN are once again independent entities, and Clifford Rhee and Edward Carter will be the majority shareholders of NGEN (the “NGEN Shareholders”).

Liberated and the NGEN Shareholders shall thereafter undertake a share exchange agreement, pursuant to which the NGEN Shareholders shall exchange 100% of the equity interests in NGEN, which shall be transferred to Liberated, in exchange for the issuance to the NGEN Shareholders all shares of Series A Preferred Stock of Liberated (the “Share Exchange”).

Notwithstanding the above, the Parties acknowledge and agree that the structure of the transactions contemplated herein may be modified by the Parties prior to the closing, as determined by the Parties.

CONDITIONS TO CLOSING AND CLOSING DATE.

Upon full execution of the term sheet NGEN will commence the preparation of the definitive documentation to be entered into between the applicable Parties with respect to the Transactions (the “Definitive Documentation”).

The Closing shall be subject to the satisfaction or waiver of customary conditions to closing, as shall be set forth in the Definitive Documentation, including satisfactory completion of NGEN’s due diligence review and the approval of the Board of Directors of each of NGEN, Greenfield and Liberated.

Subject to the satisfaction of such conditions, it is expected that the Transactions will close on or before August 30, 2019 (the “Closing Date”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberated Solutions, Inc.

Date: August 7, 2019		/s/ Brian Conway
	By:	Brian Conway
	Its:	President, Director, CEO and CFO